U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

    Blackford                         Gary                 D.
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   (Last)                            (First)              (Middle)

    5051 Highway 7,  Ste. 100,
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                                    (Street)

    St. Louis Park,                    MN                    55416
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol

     Curative Health Services, Inc.  (Cure)

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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year

     December 2001

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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [X]  Officer (give title below)           [_]  Other (specify below)

      Chief Executive Officer
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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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
                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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


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
*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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


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 Non-Qualified                                                                  Common
 Option             6.30      7/10/01  A        17,000       (1)      7/10/11   Stock     17,000  6.30     17,000    D
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 Non-Qualified                                                                  Common
 Option             8.68      8/24/01  A        10,000       (2)      8/24/11   Stock     10,000  8.68     10,000    D
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 Incentive Stock                                                                Common
 Option             8.85      9/17/01  A        110,000      (3)      9/17/11   Stock     110,000 8.85     110,000   D
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
Explanation of Responses:
(1)Non-Qualified Stock Options granted pursuant to Curative Health Services, Inc. 2000 Stock Incentive Plan. Options shall become exercisable with respect to one third of the shares on the first day of the month following the one year anniversary and thereafter shall become exercisable with respect to the balance of the shares in equal monthly installments on the last date of each of the eight successive (3) month periods following the exercisability date.

(2)Non-Qualified   Stock  Options  granted   pursuant  to  Curative  Health
Services, Inc. 2001 Broad-Based Stock Incentive Plan. Options shall become exercisable with respect to one third of the shares on the first day of the month following the one year anniversary and thereafter shall become exercisable with respect to the balance of the shares in equal monthly installments on the last date of each of the eight successive (3) month periods following the exercisability date.

(3)Incentive Stock Options granted pursuant to Curative Health Services, Inc. 2000 Stock Incentive Plan. Options shall become exercisable in cumulative installments of one-thirty sixth of the total number of shares subject to this option on the 17th. day of each month commencing on October 17, 2001, and continuing on the 17th. day of each month thereafter.


       /s/ John C. Prior                                   February 14,2002
---------------------------------------------            -----------------------
           John C. Prior                                         Date
        (Attorney In Fact)
      **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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